Exhibit 10.2

AMENDMENT TO

AMENDED EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 7, 2008, between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and Charles Oglesby, an individual resident of the State of Georgia (“Executive”).

WHEREAS the Company and Executive entered in that certain Amended Employment Agreement (the “Agreement”) effective as of May 4, 2007 (the “Effective Date”);

WHEREAS, the Company and Executive now wish to amend the Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 10 of the Agreement is hereby amended by the addition of the following new subsection (e):

“(e) In the event of Executive’s Termination, all stock options granted to Executive under the 2002 Equity Plan on or before the Effective Date that are outstanding on the date of Termination shall automatically become vested and exercisable and shall remain exercisable for two years following the date of Termination or until their expiration pursuant to the terms of the applicable stock option award agreement, whichever is earlier. Upon Executive’s Termination, all Performance Unit awards granted to Executive under the 2002 Equity Plan on or before the Effective Date shall be treated as provided in the Performance Share Unit Award Agreement as if Executive’s employment is Terminated by the Company involuntarily (other than for cause) immediately following a Change in Control, except that if Executive’s Termination occurs after the Committee determines that the Performance Goals (as such term is defined in the Performance Share Unit Award Agreement) have been attained but before the Payment Date (as such term is defined in the Performance Share Unit Award Agreement) (determined as though there is no Change in Control), the Performance Unit awards shall be treated and paid as if Executive continued to be employed by the Company through the Payment Date (determined as though there is no Change in Control). All shares of Restricted Stock granted to Executive on or before the Effective Date and any deferred compensation granted to Executive shall automatically be vested. The provisions of this paragraph shall be deemed incorporated by reference into Executive’s stock option award, Performance Unit award, Restricted Stock award and deferred compensation agreements accordingly.”

2. All references to the 2002 Equity Plan in the Agreement shall mean the Company’s 2002 Equity Incentive Plan, as such plan may be amended from time to time.

3. Except as expressly provided herein to the contrary, the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ASBURY AUTOMOTIVE GROUP, INC.,

By	/s/ Philip R. Johnson
Name:	Philip R. Johnson
Title:	Vice President, Human Resources

/s/ Charles R. Oglesby
Charles R. Oglesby

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